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Report of Independent Registered Public Accounting Firm
Regulation AB Item 1122 SFR Servicing Platform
Board of Directors and Shareholder
IndyMac Bank, F.S.B.
We have examined management's assertion, included in the accompanying Management's Assertion on
Compliance with Applicable Regulation AB Servicing Criteria (the "Management Assertion"), that IndyMac
Bank, F.S.B. (the "Bank"), a wholly-owned subsidiary of IndyMac Bancorp, Inc., complied with the servicing criteria set forth in Item 1122 (d) of the Securities and Exchange Commission's Regulation AB
for the single family residential ("SFR") mortgage loan servicing compliance platform (the "Regulation AB
Item 1122 SFR Servicing Platform"), as defined in the Management Assertion, as of and for the year ended
December 31, 2007, except for criteria 1122(d)(1)(i), 1122(d)(1)(iii), 1122(d)(3)(i)(C), 1122(d)(4)(ii), and
1122(d)(4)(xv), which the Bank has determined are not applicable to the activities performed by them with respect to the Regulation AB Item 1122 SFR Servicing Platform covered by this report. Management is responsible for the Bank's compliance with the applicable servicing criteria. Our responsibility is to express an opinion on management's assertion about the Bank's compliance with the applicable servicing criteria based on our examination.
Our examination was conducted in accordance with attestation standards established by the American
Institute of Certified Public Accountants, as adopted by the Public Company Accounting Oversight Board
(United States) and, accordingly, included examining, on a test basis, evidence about the Bank's compliance with the applicable servicing criteria and performing such other procedures as we considered necessary in the circumstances. Our examination included testing of less than all of the individual asset backed transactions and securities that comprise the Regulation AB Item 1122 SFR Servicing Platform, and determining whether the Bank processed those selected transactions and performed those selected activities in compliance with the servicing criteria and as permitted by the Interpretation 17.06 of the
Securities and Exchange Commission Division of Corporation Finance Manual of Publicly Available
Telephone Interpretations ("Interpretation 17.06"). Furthermore, our procedures were limited to the selected transactions and servicing activities performed by the Bank during the period covered by this report. Our procedures were not designed to determine whether errors may have occurred either prior to or subsequent to our tests that may have affected the balances or amounts calculated or reported by the
Bank during the period covered by this report for the selected transactions or any other transactions. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Bank's compliance with the applicable servicing criteria.
As described in the Manage ment's Assertion, for servicing criteria 1122(d)(2)(i), 1122(d)(4)(iv),
1122(d)(4)(vii), 1122(d)(4)(xi), 1122(d)(4)(xii), and 1122(d)(4)(xiii), the Bank has engaged various vendors to perform certain activities required by these servicing criteria. The Bank has determined that these vendors are not considered a "servicer" as defined in Item 1101(j) of Regulation AB, and the Bank has elected to take responsibility for assessing compliance with the applicable servicing criteria applicable to each vendor as pe rmitted by Interpretation 17.06. As permitted by Interpretation 17.06, the Bank has asserted that it has policies and procedures in place designed to provide reasonable assurance that the vendors' activities comply, in all material respects, with servicing criteria applicable to each vendor. The
Bank is solely responsible for determining that it meets the Securities and Exchange Commission requirements to apply Interpretation 17.06 for the vendors and related criteria as described in the
Management Assertion, and we performed no procedures with respect to the Bank's eligibility to apply
Interpretation 17.06.

In our opinion, management's assertion that the Bank complied with the aforementioned applicable servicing criteria, including servicing criteria 1122(d)(2)(i), 1122(d)(4)(iv), 1122(d)(4)(vii), 1122(d)(4)(xi),
1122(d)(4)(xii), and 1122(d)(4)(xiii). for which compliance is determined based on Interpretation 17.06 as described above, as of and for the year ended December 31, 2007 for the Regulation AB 1122 SFR Servicing
Platform, is fairly stated, in all material respects.

/s/ Ernst & Young LLP
March 12, 2008
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